Exhibit 99.1

Blue Capital Announces Preliminary Third Quarter Catastrophe Losses

HAMILTON, Bermuda — October 18, 2017 — Blue Capital Reinsurance Holdings Ltd. (NYSE:BCRH); (“Blue Capital”) today announced preliminary third quarter catastrophe losses of $57.5 million dollars, net of reinsurance and reinstatement premiums and expects September 30, 2017 book value per share to be approximately $14.48. The estimated losses reflect the impact of three major hurricanes which made landfall and two earthquakes in Mexico. On August 25, 2017, Hurricane Harvey made landfall near Corpus Christi, Texas, on September 10, 2017, Hurricane Irma made initial U.S. landfall near the Florida Keys, Florida, and on September 20, 2017, Hurricane Maria made landfall in Puerto Rico. Additionally, the Southern Coast of Mexico was impacted by an earthquake on September 8, 2017 while Central Mexico was impacted by an earthquake on September 19, 2017.

The estimates for the Company’s incurred losses in 2017, net of reinsurance and reinstatement premiums, have driven the Company’s year-to-date change in book value including dividends paid to be (23.6%). The Company’s loss estimates have been derived from the utilization of proprietary catastrophe modeling, standard industry models, an in-depth review of in-force contracts and initial indications from clients and brokers. The Company’s actual losses may ultimately differ materially from estimated losses due to the nature of the risks assumed, the complexity of the assessment of damages and the limited number of reported claims received to date.

About Blue Capital

Blue Capital Reinsurance Holdings Ltd., through its operating subsidiaries, offers collateralized reinsurance in the property catastrophe market, leveraging underwriting expertise and infrastructure from established resources. Underwriting decisions, operations and other management services are provided to Blue Capital by Blue Capital Management Ltd., a subsidiary of Sompo International Holdings Ltd. (a wholly owned subsidiary of Sompo Holdings, Inc.), a recognized global specialty provider of property and casualty insurance and reinsurance and a leading property catastrophe and short tail reinsurer since 2001.

Contact

Investor Relations

Phone: +1 441 278 0988

Email: investorrelations@Sompo-intl.com

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